NEWS RELEASE

Contact:	James Burmeister	Date:	April 1, 2016
VP, Finance & Treasurer
Cell Phone: 419-250-6040
Office Phone: 419-891-5848
E-mail: jim_burmeister@andersonsinc.com

The Andersons Enters into Agreement to Sell Grain and Plant Nutrient Assets in Iowa

MAUMEE, OHIO, April 1, 2016 - The Andersons, Inc. (Nasdaq: ANDE) announces it has signed an agreement to sell eight of its facilities in Iowa to MaxYield Cooperative of West Bend, Iowa.

“We have referenced performance issues in our western grain assets during several recent investor calls. We anticipate this sale will improve our prospects and provide a pathway to profitability for this area of our business,” said CEO Pat Bowe. “We believe MaxYield will capably continue to serve the needs of the growers in this region and make good use of these assets in Iowa.”

The Andersons acquired the eight grain and agronomy locations as a part of its 2012 acquisition from Green Plains Grain Company. The Tennessee assets acquired during that same transaction will remain a part of The Andersons. This transaction does not divest or otherwise involve the Company’s ethanol facility or recently-acquired Nutra-Flo facilities in Iowa.

“We are excited about the opportunity to expand our presence in an area already served by MaxYield,” stated Howard Haas, MaxYield Cooperative board chairman. “MaxYield currently has facilities in 17 rural communities and has 1,700 members, many of which will have increased access to grain, agricultural inputs and services as a result of this transaction.”

About The Andersons, Inc.
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. The Company also has a consumer retailing presence. For more information, visit The Andersons online at www.andersonsinc.com.

About MaxYield Cooperative
MaxYield Cooperative is a member-owned, fully diversified agricultural cooperative founded in 1915 and is headquartered in West Bend, Iowa. The cooperative has 17 locations and three Cenex convenience stores in Iowa. MaxYield also provides grain origination and accounting services for two Iowa feed mills. For more information, visit MaxYield online at www.MaxYieldCoop.com.

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